EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Alfacell Corporation

     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated November 2, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                  /s/ KPMG LLP




Short Hills, New Jersey
June 29, 2000